FOR IMMEDIATE RELEASE             CONTACT: Wendy Hall, Manager
September 30, 2002                         Halliburton  Public Relations
                                           713-676-4371

                                           Cedric Burgher, Vice President
                                           Halliburton Investor Relations
                                           713-676-4933



                   HALLIBURTON SELLS INTEREST IN BREDERO SHAW

HOUSTON, Texas - Halliburton (NYSE: HAL) announced today that it has completed the sale of its 50 percent interest in Bredero Shaw to ShawCor Ltd. (TSX: SCL.A, SCL.B) for essentially the same terms as announced on July 22, 2002 following the signing of a Letter of Intent. The purchase price is payable on the basis of US $75 million (US $50 million in cash and a short-term note for US $25 million) together with the issue from treasury of 7,723,996 ShawCor Class A Subordinate shares. Including the other 50% of Bredero Shaw's bank and other funded debt, the total cost of the sale is approximately US $200 million.
     Bredero Shaw is the world's largest pipecoating company with approximately 3,400 permanent and contract personnel that are located at facilities in sixteen countries. The division provides specialized coating systems and related services for corrosion protection, insulation and weight coating applications on land and marine pipelines including highly engineered corrosion and insulation systems for deepwater applications.
     Halliburton, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at www.halliburton.com.

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